COMARCO, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                   To Be Held
                                 July 12, 1995

To the Shareholders of COMARCO, Inc.:

     The Annual Meeting of the Shareholders of COMARCO, Inc., a California corporation (the "Company") will be held at the Company's Offices, 5 Jenner, Suite 100, Irvine, California on July 12, 1995 at 10:00 A.M. Pacific Daylight time for the following purposes:

     1.  To elect seven Directors.

     2. To consider and act upon a proposal to institute a new Employee Stock Option Plan.

     3. To transact such other business as may properly come before the meeting, or any adjournment thereof.

     Only holders of record of the Company's Common Stock at the close of business on May 15, 1995, are entitled to notice of and to vote at the Annual Meeting.

     Each shareholder is cordially invited to be present and to vote in person at the meeting. TO ASSURE REPRESENTATION AT THE MEETING, HOWEVER, SHAREHOLDERS ARE URGED TO SIGN AND RETURN THE PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. Shareholders who attend the meeting may still vote in person, even if they have previously mailed a proxy, by notifying the Secretary of their intention to do so.


                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              ROBERT L. O'LEARY, Secretary

Yorba Linda, California
May 15, 1995

                                 COMARCO, INC.


                                PROXY STATEMENT


                       For Annual Meeting of Shareholders
                                   To Be Held
                                 July 12, 1995


                              GENERAL INFORMATION


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of COMARCO, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday July 12, 1995 at 10:00 A.M. Pacific Daylight time at the Company's Offices, 5 Jenner, Suite 100, Irvine, California, 92718, or any adjournment thereof, for the purposes set forth in the accompanying notice of meeting. This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on or about May 15, 1995.

     A shareholder giving a proxy has the power to revoke it at any time before it is exercised by (1) filing with the Secretary of the Company a notice of revocation; (2) filing with the Secretary of the Company a duly executed proxy bearing a later date; or (3) attending the Annual Meeting and expressing his or her intention to vote the shares in person. In the absence of such revocation, all shares represented by a properly executed proxy received in time for the Annual Meeting will be voted as specified therein.

     The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy and the cost of soliciting proxies will be borne by the Company. The Company may make arrangements with various brokerage houses or other nominees to send proxy materials to the beneficial owners of stock and may reimburse them for their reasonable expenses in connection therewith.


                                 VOTING RIGHTS

     The only voting securities of the Company consist of Common Stock. Only shareholders of record at the close of business on May 15, 1995 will be entitled to vote at the Annual Meeting. As of said date there were outstanding 4,605,959 shares of Common Stock, which are entitled to one vote per share except that each shareholder is entitled to cumulate his shares in the election of Directors, provided that at least one shareholder has given notice, prior to the voting, of his intention to do so. If cumulative voting is in effect, each shareholder may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by him, or he may distribute his votes on the same principle among as many candidates as he thinks fit. The candidates receiving the largest number of votes, up to the number of directors to be elected, shall be elected.

                              Item 1 on Proxy Card

                             ELECTION OF DIRECTORS

     Seven Directors will be elected at the Annual Meeting. Each Director elected at the Annual Meeting will hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified. It is intended that the shares represented by the enclosed proxy will be voted, unless otherwise instructed, for the election of the seven nominees named below. While the Company has no reason to believe that any of the nominees will be unable to serve as Director, it is intended that if such an event should occur, such shares will be voted for the remainder of the nominees and for such substitute nominee or nominees as may be selected by the Board of Directors. Subject to the foregoing, and unless a shareholder withholds authority to vote his shares (i) for all of the nominees by so indicating on the enclosed proxy card or (ii) for any one or more of the nominees by checking their names in the space provided on such card, in which case his shares will not be voted for such nominee or nominees. The proxies will have the discretion to cumulate votes as provided by California law (see "VOTING RIGHTS") and to distribute such votes among all the nominees (or, if authority to vote for any nominee or nominees has been withheld) among the remaining nominees in whatever manner they deem appropriate.

     All the nominees are currently serving as Directors of the Company. Mr. Yovovich was elected by a vote of the Board on May 3, 1995. The term of office of each of the current Directors expires on the date of the Annual Meeting. All the Directors were elected at the last annual meeting except Mr. Yovovich.

     The table immediately below contains pertinent information concerning the nominees and is followed by a brief biography of each nominee.

                                                                       Year First
                                               Principal                 Elected                 Other
        Name                   Age            Occupation                Director             Directorships
        ----                   ---            ----------               ----------            -------------

Clement R. Arrison             65         President and Chief            1994          Mark IV Industries, Inc.
(2)                                       Operating Officer of                         ARS Corp., Inc.
                                          Mark IV Industries, Inc.

Don M. Bailey                  49         President and Chief            1991          None
                                          Executive Officer of the
                                          Company

Gen. Wilbur L. Creech          68         Executive Consultant           1985          Tech-Sym
(Ret) (1) (3)                                                                          Corporation, and
                                                                                       ESEA, Inc.

Gerald D. Griffin              60         Executive Consultant           1986          None
(1) (3)

Adm. Wesley L. McDonald        71         Executive Consultant           1986          Precision Standard, Inc.
(Ret) (1) (2) (3)

Walter V. Sterling             75         Management of Personal         1971          None
(1) (2)                                   Investments

Paul G. Yovovich               41         Director, President and         --           Advance Ross Corporation,
                                          Chief Operating Officer of                   Illinois Semiconductor
                                          Advance Ross Corporation                     Corporation, U.S. Robotics,
                                                                                       Inc.

(1)  Member of Compensation Committee
(2)  Member of Audit Committee
(3)  Member of Nominating Committee

     Mr. Arrison has been President and Chief Operating Officer of Mark IV Industries, Inc. since 1976.

     Mr. Bailey has been President and Chief Executive Officer of the Company since June 1990. Prior to that, since November of 1988, he served as Senior Vice President of the Company and, since January 1986, as Vice President, Corporate Development. He has been employed by Comarco since May 1980.

     General Creech was Commander of the Tactical Air Command headquartered at Langley Air Force Base, Virginia from 1978 until his retirement in November 1984. He is presently an executive consultant.

     Mr. Griffin is presently an executive consultant in Hunt, Texas. Previously he was Managing Director of the Houston Office of Korn/Ferry International. From 1986 to 1988 he was President and Chief Executive Officer of the Houston Chamber of Commerce. Between 1981 and 1986 he was Director of NASA's Johnson Space Center in Houston, Texas.

     Admiral McDonald served in various capacities with the United States Navy from 1946 until his retirement in December 1985. In his last assignment he served for more than three years as Supreme Allied Commander, Atlantic; U.S. Commander in Chief, Atlantic; and Commander in Chief, U.S. Atlantic Fleet. He is presently an executive consultant.

     Mr. Sterling served as Chairman of the Board of the Company from 1977 until September 1982. Between 1970 and 1973 Mr. Sterling served as Secretary of the Company. On August 4, 1987 Mr. Sterling assumed the position of Chairman, President and Chief Executive Officer of the Company, which positions he held until his resignation on July 29, 1988.

     Mr. Yovovich serves as a Director and as President and Chief Operating Officer of Advance Ross Corporation, which positions he has held since 1993. He served as President of Central Telephone Company from January 1990 through December 1992.

     During the fiscal year ended January 31, 1995, the Company's Board of Directors had four regular meetings, and one telephone meeting. Each member of the Board other than Mr. Griffin and Mr. Bailey (who serves as an officer and employee) receives a daily Director's Fee of $1,500 per meeting, $200 per telephone meeting, and a monthly retainer of $1,500. Mr. Griffin receives a monthly payment of $6,250 in lieu of meeting fees and retainers. Mr. Griffin also received an additional fee related to the Company's performance of $47,000. Each Director was reimbursed for reasonable lodging and expenses incurred to attend meetings of the Board of Directors.

     The Company has an Audit Committee which meets periodically to review the operations of the Company. In addition, the Audit Committee reviews the engagement of the Company's independent auditors and reviews with such accountants the scope and results of their annual audit of the Company. The Audit Committee also reviews the Company's systems of internal control. During the Company's Fiscal Year 1995 the Audit Committee met three times. Members of the Audit Committee receive the same daily meeting fee as for meetings of the full Board, except that the Chairman receives an additional $750 a day if a full day meeting is held. The members are reimbursed reasonable lodging and expenses incurred to attend meetings of the Audit Committee.

     The Company has a Compensation Committee which meets periodically to review the compensation of officers and key employees, and to make awards under the Company's 1982 Employee Stock Option Plan. The Compensation Committee met two times during the fiscal year. Members of the committee received a $750 meeting fee, except that the Chairman received an additional $750 per meeting.

     The Company has a Nominating Committee, which was convened once during the year.

     The Company has a Director Stock Option Plan which, as amended, provides for automatic annual grants of non-qualified options to purchase 5,000 shares of the Company's Common Stock, which vest in four annual increments commencing one year from the date of grant.

     Each of the Company's Directors, attended at least 75% of the total number of meetings of the Board of Directors and meetings of the Committees on which he served (during the periods within which he was a Director or Member of such Committee) during the Company's last fiscal year.

                     COMPLIANCE WITH REPORTING REQUIREMENTS

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the Rules issued thereunder, the Company's executive officers and directors are required to file with the Securities and Exchange Commission reports of ownership and changes in ownership of the Common Stock. Based solely on its review of the copies of such reports furnished to the Company, or written representations that no reports were required, the Company believes that, during Fiscal Year 1995, its executive officers and directors complied with the Section 16(a) requirements.

                              Item 2 on Proxy Card

          AUTHORIZATION TO INSTITUTE A NEW EMPLOYEE STOCK OPTION PLAN

     At the Annual Meeting, the shareholders will be asked to authorize the Company to institute an Employee Stock Option Plan (the "Plan") to replace the present plan, which was adopted by the Board of Directors on November 12, 1982, and approved by the shareholders on June 22, 1983. While the terms of the earlier plan are substantially the same, the earlier plan is complicated by having been amended several times since its adoption.

     It is proposed that the number of shares of Common Stock which may be purchased under the Plan pursuant to the grant of options, shall not exceed 350,000 shares.

     The purpose of the Plan is to make awards to officers, directors who are also employees, and other key employees of the Company and of the Company's subsidiaries, and thereby, to further the growth and prosperity of the Company, by providing incentives and identity of interests with the Company's shareholders. The Company operates in a highly specialized field in which its success is highly dependent upon the expertise of highly qualified and motivated key personnel.

     The Plan will be administered and options granted by a committee (the "Option Committee") of at least two disinterested members of the Board of Directors. The Option Committee will determine which key employees will receive options, the number of shares with respect to which options will be granted, the date on which the options will be exercisable and the installment provisions and other terms of the options. The Option Committee is empowered to prescribe, amend and rescind rules relating to the Plan and in certain circumstances to authorize the repurchase of the options from the holders thereof. The Option Committee may, with respect to any shares at the time not subject to options, suspend or discontinue the Plan or revise or amend it in any respect whatsoever, except that without approval of the shareholders of the Company, no such revisions or amendment may increase the number of shares subject to the Plan, decrease the price at which options may be granted to less than 100% of the Fair Market Value on the date the option is granted, change the class of persons eligible to receive options under the Plan, modify certain limits regarding the value of Common Stock for which an optionee may be granted options, or materially increase the benefits accruing to participants under the Plan.

     The Plan provides for the acceleration of the exercisability of outstanding in the event of a Change of Control. In the event of a Change of Control, each outstanding option becomes exercisable in full, regardless of any provisions to the contrary contained in any agreement evidencing the options, for a period of thirty days from and after the date of the Change of Control. No option granted to an Executive Officer of the Company is exercisable as a result of acceleration within months of the date of its grant.

     The full text of the Plan is attached hereto as Exhibit A.

Approval requires the affirmative vote of the holders of a majority of the shares of Common Stock that are present or represented at the Annual Meeting. If this plan is approved, the Company will continue to grant options under the 1982 plan, previously granted options will continue to vest in accordance with their terms and will continue to be exercisable in accordance with their vesting schedule, but no more shares will be added to the 1982 Plan. Under California law, abstentions and broker non-votes are counted to determine the presence of a quorum, but are not counted for determining whether a proposal has been approved. For SEC Rule 16b-3, abstentions are treated as votes against and broker non-votes do not count as votes for or against.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" ADOPTION OF THE PLAN.

                            OWNERSHIP OF SECURITIES

     The following table sets forth information concerning the ownership of the Company's outstanding common stock as of March 1, 1995, except as otherwise noted, by persons who are Directors, nominees or persons known to the Company as beneficial owners of five percent or more of its outstanding common stock. The table also includes the stock ownership of all Directors and Executive Officers of the Company as a group. Unless otherwise indicated, the Company believes that each of the persons listed in the table (subject to applicable community property laws) has the sole power to vote and to dispose of the shares listed opposite his name.

       Name and Address                   Office,              Number of Shares           Percent
      of Beneficial Owner                 If Any              Beneficially Owned         Of Class     Notes
      -------------------                 -------             ------------------         --------     -----
Clement R. Arrison                    Director                       12,100                  *

Don M. Bailey                         Director, President           109,731                 2.4      (1) (2)
                                      Chief Executive Officer

Gen. Wilbur L. Creech (Ret.)          Director                        2,500                  *           (3)

Gerald D. Griffin                     Chairman of                    58,250                 1.3          (4)
                                      The Board

Adm. Wesley L. McDonald (Ret.)        Director                       34,250                  *           (5)

Walter V. Sterling                    Director                      173,356                 3.8      (6) (7)

Paul G. Yovovich                      Director                            0                  *

Thomas A. Franza                      Sr. Vice President             27,500                  *           (8)

Richard C. Loomis                     Sr. Vice President             21,300                  *           (9)

Robert L. O'Leary                     Vice President, Secretary      12,750                  *           (10)

Thomas P. Baird                       Vice President,                16,478                  *           (11)
                                      Chief Financial Officer

Evelyn M. Evans                       Vice President                 16,425                  *           (12)

Gerald W. Durbin                      Vice President                      0                  *

John C. Hillis                        Sr. Vice President              6,000                  *           (13)

Directors and Officers                                              490,640                10.7
As a Group (14 persons)

COMARCO, Inc.                                                       473,231                10.3          (14)
Employee Benefit Trusts

Alan S. Parsow                                                      471,100                10.2          (15)
Parsow Partnership, Ltd.
222 Skyline Drive
Elkhorn, NE  68022

T. Rowe Price Associates                                            313,487                 6.8          (16)
100 East Pratt Street
Baltimore, MD 21202

Gary Kohler                                                         437,000                 9.5          (17)
Okabena Company
5140 Norwest Center
90 South Seventh Street
Minneapolis, MN 55402

Wellington Management Co.                                           265,600                 5.8          (18)
75 State Street
Boston, MA 02109

* Indicates less than one percent

(1) Dispositive and voting rights shared with spouse.

(2) Includes 87,500 shares which Mr. Bailey has the right to acquire within 60 days after March 1, 1995, by stock option exercise.

(3) Includes 1,500 shares which General Creech has a right to acquire within 60 days after March 1, 1995, by stock option exercise.

(4) Includes 55,750 shares which Mr. Griffin has the right to acquire within 60 days after March 1, 1995, by stock option exercise.

(5) Includes 33,250 shares which Admiral McDonald has the right to acquire within 60 days after March 1, 1995, by stock option exercise.

(6) Includes 24,674 shares which Mr. Sterling holds as executor of the estate of Virginia Sterling and 9,400 shares which he holds as trustee for Helen W. Papastively.

(7) Includes 33,250 shares which Mr. Sterling has the right to acquire within 60 days after March 1, 1995, by stock option exercise.

(8) Includes 27,500 shares which Mr. Franza has the right to acquire within 60 days after March 1, 1995, by stock option exercise.

(9) Includes 20,300 shares which Mr. Loomis has the right to acquire within 60 days after March 1, 1995, by stock option exercise.

(10) Includes 8,750 shares which Mr. O'Leary has the right to acquire within 60 days after March 1, 1995, by stock option exercise.

(11) Includes 15,625 shares which Mr. Baird has the right to acquire within 60 days after March 1, 1995, by stock option exercise.

(12) Includes 15,625 shares which Ms. Evans has the right to acquire within 60 days after March 1, 1995, by stock option exercise.

(13) Includes 6,000 shares which Mr. Hillis has the right to acquire within 60 days after March 1, 1995, by stock option exercise.

(14) Includes shares held in the Employee Savings and Retirement Trust, of which the Company is the administrator. Under the beneficial ownership rules promulgated by the Securities and Exchange Commission, the Company could be deemed to be a beneficial owner of such shares. All such shares are allocated to the accounts of Plan participants and are subject to and voted in accordance with the direction of the participants. These shares were transferred to the Plan upon the termination of the Employee Stock Ownership Plan. Also includes shares held by the Savings and Retirement Plan, not formerly held by the ESOP. Under the beneficial ownership rules promulgated by the Securities and Exchange Commission, the Company could be deemed to be a beneficial owner of such shares. These shares are also voted in accordance with the direction of the participant. The assets of both trusts are under the trusteeship of Smith Barney Corporate Trust Company. The number of shares listed is as of the end of the Plan Quarter on September 30, 1994.

(15) Taken from Amendment No. 8 to Schedule 13D filed with the Securities and Exchange Commission on January 14, 1992.

(16) Taken from Schedule 13G filed with the Securities and Exchange Commission on February 14, 1995. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(17) Taken from Schedule 13D filed with the Securities and Exchange Commission on behalf of The Okabena Company, a Minnesota General Partnership, on March 19, 1993, and Amendment No. 1 filed with the Securities and Exchange Commission on May 13. 1993, and verbally modified by Okabena in February 1995.

(18) Taken from Schedule 13G filed with the Securities and Exchange Commission behalf of the Wellington Management Company on February 3, 1995.

EXECUTIVE COMPENSATION

     The Company's executive compensation structure consists of salaries, cash incentive awards and stock option awards. This structure is administered by a committee of the Board of Directors (the Compensation Committee) consisting solely of outside directors who are "disinterested" within the meaning of the rules and regulations of the Securities and Exchange Commission. The Company's CEO recommends compensation levels for the Company's officers, except for himself, to the Compensation Committee. The Committee adjusts these recommendations and approves final compensation levels for these officers. In addition the Committee sets the compensation level for the CEO and the Chairman of the Board. Incentive compensation is based upon pre-established quantitative goals, typically stock price, profitability and new business bookings and qualitative goals, such as customer satisfaction.

     The information on cash compensation set forth below is furnished for the Fiscal Year ended January 31,1995 for the Chief Executive Officer and four most highly compensated executive officers whose cash compensation exceeded $100,000.

SUMMARY COMPENSATION TABLE

                               Annual Compensation                           Long Term Compensation
                         -------------------------------------     --------------------------------------------------
Name and                                                Other     Restricted               Long Term
Principal                                              Annual    Stock Options             Incentive      All Other
Position               Year  Salary ($) Bonus ($)   Compensation    Number     Options #  Payouts ($)  Compensation ($)
- - - - - - - --------               ----  ---------- ---------   ------------ ------------- ---------  -----------  ----------------
Don M. Bailey         1995    191,797    150,000          0            0              0        0            4,500
President & CEO       1994    176,022     95,000          0            0         25,000        0            7,075
                      1993    165,641    125,000          0            0         25,000        0            6,866

Thomas P. Franza      1995    131,000    150,000          0            0              0        0            4,500
Sr. Vice President    1994    177,596    100,000          0            0              0        0            5,608
                      1993    123,466    100,000          0            0         10,000        0            8,197

Richard C. Loomis     1995    132,764     40,000          0            0              0        0            4,011
Sr. Vice President    1994    115,904     35,000          0            0              0        0            5,397
                      1993    130,845     90,000          0            0         10,500        0            5,417

Thomas P. Baird       1995    117,280     28,000          0            0              0        0            4,500
Vice President        1994    110,718     30,000          0            0          7,500        0            4,252
Chief Financial       1993    104,231     25,000          0            0              0        0            3,969
Officer

Evelyn M. Evans       1995    111,242     28,000          0            0              0        0            4,177
Vice President        1994     99,348     30,000          0            0          7,500        0            3,732
                      1993     90,280     20,000          0            0          5,000        0            3,351

Notes:

(1) "Other Annual Compensation" amounts were below reporting thresholds.

(2) "All Other Compensation" amounts are Company contributions to the Company's Savings and Retirement Plan.

(3) Mr. Bailey has an agreement with the Company to the effect that his termination or constructive termination following a change in control of the Company entitles him to two years of base salary and incentive compensation of the planned level for that year or the amount paid in the year before the change of control, whichever is greater.

(4) "Salary" includes compensation deferred from prior years and cashed out vested vacation payments.

STOCK OPTIONS

     The following tables set forth for each person and group named in the executive compensation table above, information concerning (i) options granted by the Company during the period from February 1, 1994 to January 31, 1995 and
(ii) options exercised during such period.

OPTION GRANTS FOR FISCAL YEAR ENDED 1/31/95

                           Options   Percent of Total/      Exercise      Expiration   Potential Value
Name                       Granted   Options Granted         Price           Date       @ 5%     @10%
- - - - - - - ----                       -------   ---------------      ------------  --------------- ----     ----
Don M. Bailey                  0

Thomas A. Franza               0

Richard C. Loomis 0

Thomas P. Baird                0

Evelyn M. Evans                0

Notes:

(1) There were no options granted, due to the awards having been made in February, after the end of the Fiscal Year. (2) Mr. Franza was granted 6,000 share options in Comarco Wireless Technologies, Inc. (CWT), a subsidiary of COMARCO. Three other executives of Comarco Wireless Technologies, Inc. also received 6,000 share options each. In total these awards are equal to 8% of the outstanding shares of CWT, all of which are held by COMARCO. The stock option exercise price of $25.33 a share was established by the COMARCO Board of Directors Compensation Committee. The options have a life of ten years and one week.

OPTION EXERCISES FOR FISCAL YEAR ENDED 1/31/95

                    Shares Acquired       Value        Number of Unexercised            Value of Unexercised(1)
Name                  on Exercise       Realized     Vested         Unvested            Vested      Unvested
- - - - - - - ----                  -----------       --------     ------         --------            ------      --------
Don M. Bailey              0                0        87,500           37,500            $454,912    $140,062

Thomas A. Franza           0                0        27,500           10,000            $104,487     $29,350

Richard C. Loomis          0                0        20,000            8,250             $92,205     $25,139

Thomas P. Baird            0                0        15,625            5,625            $100,669     $23,569

Evelyn M. Evans            0                0        15,625            8,125             $92,219     $31,994

Notes:

(1) Value at the end of the Company's Fiscal Year, which was $8.75 a share, minus the average grant price for each officer.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

To:  The Board of Directors

As members of the Compensation Committee, it is our duty to establish the salary and incentive compensation of the President and Chief Executive Officer and to review, to revise as appropriate, and to approve the President's recommendations for the salaries and incentive compensation of the Company's executive officers. Since 1985, the Compensation Committee of the Board of Directors, composed exclusively of outside directors, has received a comprehensive written and oral corporate performance review from the company's Chief Executive Officer. This report presents corporate performance against predetermined quantitative and qualitative performance objectives. The report summarizes the results for each of the Company's operations and provides explanation for each compensation request made by the Chief Executive Officer. The Committee, after appropriate inquiry modifies and approves compensation decisions and establishes appropriate compensation for the Chief Executive Officer, and for the Chairman of the Board.

Performance objectives and incentives goals are established at the outset of each year, together with salary levels. Incentive awards are made after the close of each fiscal year. Incentive compensation is based on quantitative performance factors (stock price, profit and new business) as well as a number of qualitative factors related to long-term performance. For the Chief Executive Officer, the Chairman, and other Executive Officers, for fiscal year 1995; quantitative factors were considered more important than qualitative factors. Profit was considered slightly more important than stock price.

The Committee adheres to the following philosophy regarding compensation of the Company's executive officers:

- - - - - - - - to provide  competitive total pay opportunities in order to attract and retain high quality executive talent critical to the Company's success.

- - - - - - - - to pay for  performance  through  a  compensation  mix  that  emphasizes  very competitive cash incentives and merit- based salary increases and  de-emphasizes entitlements and perquisites.

- - - - - - - - to create a mutuality of interest between executives and shareholders  through a stock option program.

Consistent with these criteria, President and CEO Don M. Bailey received a salary of $191,797 (an increase of 9%) in the Fiscal Year ended January 31, 1995 and his incentive compensation award of $150,000 was $55,000 more than in the previous Company fiscal year. This increase in incentive compensation reflected the achievement of greater goals than in the prior fiscal year. The Committee also took into account that the Company's financial results continue to be well above the average of its peer group in Return on Shareholder's Equity and Return on Assets. The Company continues to achieve success in its efforts to diversify its business base and decrease dependence on Department of Defense work. The price of the Company's Common Stock increased in the year from $4.88 to $8.75 a share. This was the most significant achievement in Mr. Bailey's favor.

Performance awards for the other executive officers are also tied to the achievement of specific, similar, pre-established objectives as to division or corporate performance, as appropriate to each officer's role in the Company.

Stock option awards to officers and employees were not made in this fiscal year.

The Compensation Committee is in the process of considering any revisions to the company's executive compensation policy or plans which may be necessary due to provisions of the Omnibus Budget Reconciliation Act of 1993. This legislation amended Section 162 of the Code by limiting to $1,000,000 the deductibility of compensation paid to certain executives. It is the current policy of the Compensation Committee to preserve, to the extent reasonably possible, the Company's ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company to the extent consistent with the best interests of the company and its stockholders.

No member of this Committee is an officer or employee of the Company.

Submitted by the Committee:

     General Wilbur L. Creech, Chairman
     Admiral Wesley L. McDonald
     Gerald D. Griffin                               Walter V. Sterling

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following Directors served on the Company's Compensation Committee during the Company Fiscal Year ended January 31, 1995.

Gen. Wilbur L. Creech, Chairman
Gerald D. Griffin
Adm. Wesley L. McDonald
Walter V. Sterling

None of the members of the Compensation Committee served as an officer or employee of the Company or its subsidiaries during this fiscal year.

Mr. Walter V. Sterling served as President and Chief Executive Officer of the Company from August 4, 1987 to July 29, 1988.

None of the members had any relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K.

No executive officer of the Company served as a member of the compensation committee (or other board committee performing an equivalent function) of another entity, one of whose executive officers served on the compensation committee of the Company.

No executive officer of the Company served as a director of another entity, one of whose executive officers served on the compensation committee of the Company.

No executive officer of the Company served as a member of the compensation committee (or other committee performing an equivalent function) of another entity, one of whose executive officers served as a director of the Company.

PERFORMANCE COMPARISON

The following graphical presentation provides an indication of total shareholder returns for COMARCO as compared to the Russell 2000 Stock Index and a peer group of companies. The presentation assumes $100 invested on January 31, 1990 in COMARCO Common Stock, the Russell 2000 Stock Index, and the Common Stock of a Peer Group of Companies. The Russell 2000 Stock Index is a broad index of 2000 small capitalization common stocks (the 1001st through 3000th largest public companies). While investors cannot invest in the Russell 2000 Stock Index directly, they may construct a synthetic position equivalent to an investment in the index using derivative securities traded on the Chicago Board Options Exchange (CBOE). The Peer Group comprises seven companies of similar size (in terms of assets and revenue) and business focus as COMARCO. While none of the selected peers offer a fully comparable range of products and services to COMARCO, they are recognized as providers of high technology electronic, computer, and communications systems engineering services primarily in U.S. government markets with a presence outside of the government sector. The returns of each company have been weighted according to their respective stock market capitalization for the purposes of arriving at a peer group average. Dividends paid by those peer companies that pay dividends are assumed to be reinvested at the end of the ex-dividend month without any transaction cost. The members of the peer group are as follows: Analysis & Technology (AATI), CACI International
(CACI), Dynamics Research (DRCO), ECC International (ECC), GeoDynamics (GDYN), Halifax (HX), and VSE (VSEC). This is the same group of peer companies which was used for a comparison in the previous year. In addition, a comparison was made with an Expanded Peer Group adding two additional professional services companies of similar size and business focus as COMARCO, Nichols Research (NRES) and National Technical Systems (NTSC). The broadened base for the calculation of peer performance may provide a less volatile and thus more meaningful basis of comparison for future years, but was entered into the graph as a separate line in order to provide also a stable base for comparison with the peer group used in earlier years.

     As noted on the graph shown on page 14, an investment of $100 in COMARCO Common Stock on January 31, 1990 would have grown in value to $280 as of January 31, 1995. For the five year period ending January 31, 1995, the total cumulative return for holders of COMARCO common stock amounted to 180%, or the equivalent of 22.9% per year compounded annually. By comparison, $100 invested in the peer group composite would have grown in value to $303, assuming the reinvestment of dividends from those companies which paid dividends. For the five year period ending January 31, 1995, the total cumulative return for the peer group composite was 202%, or the equivalent of 24.8% per year compounded annually. A like sum invested in the Expanded Peer Group would have grown to $266, assuming the reinvestment of dividends from those companies which pay dividends. For the five year period ending January 31, 1995, the total cumulative return for the Expanded Peer Group was 166%, or the equivalent of 21.6% per year compounded annually. The returns of COMARCO and both the Peer Group and Expanded Peer exceeded the comparable return of the Russell 2000 Stock Index.

[Graph omitted: "Five-Year Performance Comparison Comarco vs. Russell 2000 Index and Both an Established Peer Group and an Expanded Peer Group]

                                          Last Year's
      Date                 COMARCO           Peers        Expanded Peers  Russell 2000
      ----                 -------        -----------     --------------  ------------
    Q4 1990                   100              100              100              100
    Q1 1991                    96              104              104              103
    Q2 1991                    88              116              110              106
    Q3 1991                    60              103               98               78
    Q4 1991                    76              123              126               82
    Q1 1992                   156              127              134              112
    Q2 1992                   144              127              128              110
    Q3 1992                   148              127              128              116
    Q4 1992                   200              142              144              124
    Q1 1993                   172              152              151              126
    Q2 1993                   152              136              147              122
    Q3 1993                   160              137              153              122
    Q4 1993                   172              142              174              144
    Q1 1994                   168              150              159              144
    Q2 1994                   152              154              159              153
    Q3 1994                   168              183              178              166
    Q4 1994                   156              197              189              168
    Q1 1995                   164              306              267              159
    Q2 1995                   160              262              231              158
    Q3 1995                   224              344              298              164
    Q4 1995                   280              303              266              162

The following table displays a summary of the relative performance on an annual basis. The accompanying graph depicts the relative performance of COMARCO in relation to the Peer Group and to the Russell 2000 Stock Index.

                          1/31/90      1/31/91      1/31/92      1/31/93      1/31/94       1/31/95
                          -------      -------      -------      -------      -------       -------
Comarco                     100           76           200          172          156          280

Peer Group                  100          123           142          142          197          303

Expanded Peer Group         100          126           132          174          189          266

Russell 2000 Index          100           82           124          144          168          162

EXECUTIVE OFFICERS

     The following table sets forth pertinent information concerning the persons who are the current executive officers (who are not Directors) of the Company.

         Name                          Age                              Capacity
         ----                          ---                              --------
Thomas P. Baird                        41                 Vice President and Chief Financial Officer of the
                                                          Company; Vice President, CFO and Assistant Secretary of
                                                          International Business Services, Inc.; Vice President,
                                                          CFO and Assistant Secretary of Decisions and
                                                          Designs, Inc.; Vice President and CFO of Comarco
                                                          Wireless Technologies, Inc.; Vice President and CFO of
                                                          LCTI, Inc.

Gerald W. Durbin                       54                 Vice President

Evelyn M. Evans                        39                 Vice President, Administration; Assistant Secretary

Thomas A. Franza                       52                 Sr. Vice President of the Company; President of Comarco
                                                          Wireless Technologies, Inc.

John C. Hillis                         49                 Sr. Vice President of the Company; President of
                                                          International Business Services, Inc.; General Manager of
                                                          Comarco Systems

Richard C. Loomis                      46                 Sr. Vice President of the Company; Vice President of
                                                          International Business Services, Inc.; General Manager
                                                          of Facilities Management Division

Robert L. O'Leary                      63                 Vice President and Secretary of the Company; Vice
                                                          President and Secretary of International Business Services,
                                                          Inc.; Vice President and Secretary of Decisions and
                                                          Designs, Inc.; Vice President and Secretary of Comarco
                                                          Wireless Technologies, Inc.; Vice President and Secretary
                                                          of LCTI, Inc.

     Mr. Baird has served as Chief Financial Officer of the Company since September 1992, and Vice President and Controller of the Company since November 1988. From December 1987 to November 1988 he served as Vice President, Treasurer and Assistant Secretary of International Business Services, Inc. From September to December 1987 he served as Assistant to the Company's Chief Financial Officer. Prior to joining the company, he was a Division Controller for Western Gear Corporation from November 1985 to September 1987. Prior to that time, he served in various financial and accounting positions at Becor Western, Inc.

     Mr. Durbin joined the Company in December 1994 and was appointed Vice President. Mr. Durbin's prior employment was with the Federal Government as a Senior Executive in the field of Strategic Planning.

     Ms. Evans joined the Company in January 1986 in the field of contracts administration. Subsequently, she designed budget models for the Company in her capacity as Manager of Plans and Analysis. Ms. Evans was promoted to Vice President in March 1989. Prior to joining the Company, Ms. Evans served for six years as an Officer in the United States Army.

     Mr. Franza is President of Comarco Wireless Technologies Inc. and a Sr. Vice President of this Company. Previously, Mr. Franza was General Manager of the Company's Advanced Technologies Division since January 1986, and has been a Vice President of the Company since July 1990. In October 1992 he was appointed Sr. Vice President.

     Mr. Hillis has served as Manager of Engineering Services Business Development and as a Vice President of International Business Services prior to his appointment as Vice President of the Company in August 1991. Mr. Hillis was named Sr. Vice President in December 1994. He also served as President of International Business Services, Inc.

     Mr. Loomis has been a Vice President of the Company since November 1989. He is also General Manager of the Company's Facilities Management Division. In October 1992 he was appointed Sr. Vice President. His prior management positions with the Company include Project Manager and Division Manager at the Facilities Management Division. Mr. Loomis joined the Company in April 1986.

     Mr. O'Leary has served as Vice President and Secretary of the Company since November 1988 and as Corporate Counsel since April 1986. He served as Assistant Secretary of the Company from July 1987 to November 1988. Prior to joining the Company, Mr. O'Leary was Vice President and Director of Contracts for Decisions and Designs, Inc.

SELECTION OF AUDITORS

     KPMG Peat Marwick has been selected as the Company's independent certified public accountants for the fiscal year ending January 31, 1996. Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from shareholders.

PROPOSALS FOR SUBMISSION AT NEXT ANNUAL MEETING

     If a shareholder desires to submit a proposal to his fellow shareholders at the Company's 1996 Annual Meeting, such proposal must be received by the Company at its corporate office no later than January 15, 1996 and otherwise comply with applicable regulations in order to be included in the Proxy Statement for that meeting.

OTHER MATTERS

     The Board of Directors of the Company does not know of any matter to be acted upon at the meeting other than the matters described above. If other matters properly come before the meeting, the holders of the proxies will vote on such matters in accordance with their judgment.

     The Company's 1995 Annual Report to Shareholders is enclosed with this Proxy Statement.

     IN ORDER TO AVOID ADDED EXPENSE OR ADDITIONAL SOLICITATION OF PROXIES, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED.

                                              By ORDER OF THE BOARD OF DIRECTORS




                                                    Robert L. O'Leary, Secretary

May 15, 1995

PROXY                             COMARCO, INC.
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
          THE ANNUAL MEETING OF SHAREHOLDERS CALLED FOR JULY 12, 1995

   The undersigned shareholder(s) of COMARCO, Inc. a California corporation, having received the Notice of Annual Meeting of Shareholders and Proxy Statement dated May 15, 1995, hereby appoints Gerald D. Griffin and Robert L. O'Leary as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent the undersigned at the Annual Meeting of Shareholders of COMARCO, Inc. to be held on July 12, 1995 at 10:00 AM at the Company's Offices at 5 Jenner, Suite 100; Irvine California, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote thereat on all matters set forth below, as described in the accompanying Proxy
Statement:

1.ELECTION OF DIRECTORS: [] FOR all nominees listed below  [] WITHHELD AUTHORITY to vote for
                                                               any nominees

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the box next to the nominee's name below.)

[]Wilbur L. Creech  []Wesley L. McDonald []Clement R. Arrison []Paul G. Yovovich

[]Gerald D. Griffin []Walter V. Sterling []Don M. Bailey

2. PROPOSAL TO AUTHORIZE A NEW EMPLOYEE STOCK OPTION PLAN

[] FOR              [] AGAINST           [] ABSTAIN

                   IMPORTANT - PLEASE SIGN ON THE OTHER SIDE

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

   In the event the Directors are to be elected by cumulative voting, the Proxies will have the discretion to cumulate votes and to distribute such votes among all nominees (or if authority to vote for any nominee or nominees has been withheld, among the remaining nominees, if any) in whatever manner they deem appropriate.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTORS NOMINATED BY THE BOARD.


                                Dated: -----------------------------------, 1995

                                ------------------------------------------------
                                                    (Signature)

                                ------------------------------------------------
                                                    (Signature)

(Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator trustee or guardian, please set forth your full title. If signer is a corporation, please sign the full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ACCOMPANYING PREPAID ENVELOPE.